Exhibit 8.1

5F, Building 36, Xutian Tec-Park, Binhu District, Wuxi, Jiangsu, P.R.China.
Tel: (0510) 8355 3777 Fax: (0510) 8355 3777

To: Skycorp Solar Group Limited (the “Company”)

Room 303, Block B, No.188 Jinghua Road, Yinzhou District,

Ningbo City, Zhejiang Province, China

December 31, 2024

Re: Legal Opinion Regarding Certain PRC Law Matter

Dear Sirs or Madams,

We are lawyers qualified in the People’s Republic of China (the “PRC” or “China”, which, for the purpose of this opinion only, does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region or Taiwan) and as such are qualified to issue this opinion on the laws, regulations, rules, judicial interpretations and other legislations of the PRC effective as of the date hereof.

We are acting as PRC legal counsel to the Company, a company incorporated under the laws of the Cayman Islands, in connection with (i) the proposed initial public offering (the “Offering”) of a certain number of ordinary shares, par value $0.0001 per share (the “Ordinary Shares”) of the Company, as set forth in the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the Offering, and (ii) the Company’s proposed listing of the Ordinary shares on the Nasdaq Capital Market.

A. Documents and Assumptions

In rendering this opinion, we have carried out due diligence and examined copies of the Registration Statement and other documents (collectively the “Documents”) as we have considered necessary or advisable for the purpose of rendering this opinion. Where certain facts were not independently established and verified by us, we have relied upon certificates or statements issued or made by the relevant Government Agencies (as defined below) and appropriate representatives of the Company and the PRC Subsidiaries (as defined below). In giving this opinion, we have made the following assumptions (the “Assumptions”):

(1) all signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photostatic copies conform to the originals;

5F, Building 36, Xutian Tec-Park, Binhu District, Wuxi, Jiangsu, P.R.China.
Tel: (0510) 8355 3777 Fax: (0510) 8355 3777

(2) each of the parties to the Documents, other than the PRC Subsidiaries, (i) if a legal person or other entity, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation, (ii) if an individual, has full capacity for civil conduct; each of them, other than the PRC Subsidiaries, has full power and authority to execute, deliver and perform its, her or his obligations under the Documents to which it, she or he is a party in accordance with the laws of its jurisdiction of organization and/or the laws that it, she or he is subject to;

(3) the Documents presented to us remain in full force and effect on the date of this opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this opinion;

(4) the laws of jurisdictions other than the PRC which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with;

(5) all requested Documents have been provided to us and all factual statements made to us by the Company and the PRC Subsidiaries in connection with this opinion, including but not limited to the statements set forth in the Documents, are true, correct and complete;

(6) all explanations and interpretations provided by government officials duly reflect the official position of the relevant Governmental Agencies and are complete, true and correct;

(7) each of the Documents is legal, valid, binding and enforceable in accordance with their respective governing laws other than PRC laws in any and all respects;

(8) all consents, licenses, permits, approvals, exemptions or authorizations required by, and all required registrations or filings with, any governmental authority or regulatory body of any jurisdiction other than the PRC in connection with the transactions contemplated under the Registration Statement and other Documents have been obtained or made, and are in full force and effect as of the date thereof; and

(9) all Governmental Authorizations (as defined below) and other official statements and documentation obtained by the Company or any PRC Subsidiary from any Governmental Agency have been obtained by lawful means in due course, and the Documents provided to us conform with those documents submitted to Governmental Agencies for such purposes.

5F, Building 36, Xutian Tec-Park, Binhu District, Wuxi, Jiangsu, P.R.China.
Tel: (0510) 8355 3777 Fax: (0510) 8355 3777

B. Definition

In addition to the terms defined in the context of this opinion, the following capitalized terms used in this opinion shall have the meanings ascribed to them as follows.

CAC	means the Cyberspace Administration of China.

CSRC	means the China Securities Regulatory Commission.

Government Agencies	means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC, or anybody exercising, or entitled to exercise, any administrative, judicial, legislative, law enforcement, regulatory, or taxing authority or power of a similar nature in the PRC.

Governmental Authorizations	means any license, approval, consent, waiver, order, sanction, certificate, authorization, filing, declaration, disclosure, registration, exemption, permission, endorsement, annual inspection, clearance, qualification, permit or license by, from or with any Governmental Agency pursuant to any PRC Laws.

M&A Rules	means the Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, which was promulgated by six Governmental Agencies, namely, the Ministry of Commerce, the State-owned Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the CSRC, and the State Administration of Foreign Exchange, on August 8, 2006 and effective on September 8, 2006, as amended by the Ministry of Commerce on June 22, 2009.

Operating Subsidiaries	means Ningbo Skycorp Solar Co., Ltd., Ningbo Dcloud Information Technology Co., Ltd., Zhejiang Skycorp New Energy Co., Ltd., Zhejiang Pntech Technology Co., Ltd., Ningbo Pntech Technology Co., Ltd.

PRC Subsidiaries	means, collectively, all entities listed in Appendix A hereof, and each, a “PRC Subsidiary”.

PRC Laws	means all applicable national, provincial and local laws, regulations, rules, notices, orders, decrees and judicial interpretations of the PRC currently in effect and publicly available on the date of this opinion.

WFOE	Ningbo eZsolar Co., Ltd. and Guangzhou Skycorp Consulting Co., Ltd.

5F, Building 36, Xutian Tec-Park, Binhu District, Wuxi, Jiangsu, P.R.China.
Tel: (0510) 8355 3777 Fax: (0510) 8355 3777

C. Opinions

Based on our review of the Documents and subject to the Assumptions and the Qualifications (as defined below), we are of the opinion that:

(1) Corporate Structure. Each of the PRC Subsidiaries has been duly incorporated and is validly existing under applicable PRC laws. The descriptions of the PRC Subsidiaries as set forth in the Registration Statement under the captions “Prospectus Summary – Corporate History and Structure,” and “Corporate History and Structure” are true and accurate in all material respects, and correctly set forth therein, and nothing has been omitted from such description which would make it misleading in any material respect. Based on our understanding of the currently published and effective PRC Laws, the ownership structure of the PRC Subsidiaries, both currently and immediately after giving effect to this Offering, will not result in any violation of applicable PRC Laws currently in effect in any material aspects.

(2) M&A Rules. The M&A Rules, among other things, require that if an overseas company established or controlled by PRC companies or PRC citizens intends to acquire equity interests or assets of any other PRC domestic company affiliated with the PRC citizens, such acquisition must be submitted to the Ministry of Commerce for approval. The M&A Rules also require that an offshore special purpose vehicle, or a special purpose vehicle formed for overseas listing purposes and controlled directly or indirectly by PRC companies or individuals, shall obtain the approval of the CSRC prior to overseas listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. Based on our understanding of the explicit provisions under PRC Laws, except as disclosed in the Registration Statement, and assuming no offer, issuance or sale of the Ordinary Shares has been or will be made directly or indirectly within the PRC, a prior approval from the CSRC as required under the M&A Rules is not required for the Offering under the PRC Laws currently in effect. However, there are substantial uncertainties regarding the interpretation and application of the M&A Rules, other PRC Laws and future PRC laws and regulations, and there can be no assurance that any Governmental Agency will not take a view that is contrary to or otherwise different from our opinions stated herein.

(3) Measures for Cybersecurity Review. On December 28, 2021, the CAC jointly with the relevant authorities formally published Measures for Cybersecurity Review (2021 version) which took effect on February 15, 2022 and replace the former Measures for Cybersecurity Review (2020 version). Measures for Cybersecurity Review (2021 version) stipulates that operators of critical information infrastructure purchasing network products and services, and online platform operator carrying out data processing activities that affect or may affect national security, shall conduct a cybersecurity review, any online platform operator who controls more than one million users’ personal information must go through a cybersecurity review by the cybersecurity review office if it seeks to be listed in a foreign country. The Company is not subject to cybersecurity review with the CAC, since the Company currently does not have over one million users’ personal information and does not anticipate that it will be collecting over one million users’ personal information in the foreseeable future, which the Company understands might otherwise subject it to the Measures for Cybersecurity Review (2021 version).

5F, Building 36, Xutian Tec-Park, Binhu District, Wuxi, Jiangsu, P.R.China.
Tel: (0510) 8355 3777 Fax: (0510) 8355 3777

(4) Overseas Listing Rules. On February 17, 2023, the CSRC released a set of new regulations which consists of the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the Trial Measures, and five supporting guidelines, which came into effect on March 31, 2023. The Trial Measures refine the regulatory system by subjecting both direct and indirect overseas offering and listing activities to the CSRC filing-based administration. Requirements for filing entities, time points and procedures are specified. A PRC domestic company that seeks to offer and list securities in overseas markets shall fulfill the filing procedure with the CSRC per the requirements of the Trial Measures. Where a PRC domestic company seeks to indirectly offer and list securities in overseas markets, the issuer shall designate a major domestic operating entity, which shall, as the domestic responsible entity, file with the CSRC. Pursuant to the Trial Measures, the Company is required to file with the CSRC within three business days after submitting the application documents for offering and listing in the U.S. As disclosed in the Registration Statement, the CSRC published the notification on the Company’s completion of the required filing procedures for the Offering on the CSRC website on April 2, 2024.

(5) Enforceability of Civil Liabilities. There is uncertainty as to whether the PRC courts would (i) recognize or enforce judgments of United States courts obtained against the Company or the directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in each respective jurisdiction against the Company or the directors or officers predicated upon the securities laws of the United States or any state in the United States. The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of written reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against a company or its directors and officers if they decide that the judgment violates the basic principles of PRC Laws or national sovereignty, security, or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands.

(6) Statement in the Registration Statement. The statements in the Registration Statement under the sections entitle “Prospectus Summary”, “Risk Factors”, “Enforceability of Civil Liabilities”, “Regulation”, “Taxation - People’s Republic of China Taxation”, and “Legal Matters”, to the extent that they describe or summarize matters of PRC Laws, are correct and accurate in all material respects, and nothing has come to our attention, insofar as the PRC Laws are concerned, that causes us to believe that there is any omission from such statements which would cause such statements misleading in any material respect.

5F, Building 36, Xutian Tec-Park, Binhu District, Wuxi, Jiangsu, P.R.China.
Tel: (0510) 8355 3777 Fax: (0510) 8355 3777

Our opinions expressed above are subject to the following qualifications (the “Qualifications”):

(1) Our opinions are limited to PRC Laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC, and we have assumed that no such other laws would affect our opinions expressed above.

(2) PRC Laws referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended, or revoked in the future with or without retrospective effect.

(3) Our opinions are subject to (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws in the PRC affecting creditors’ rights generally, and (ii) possible judicial or administrative actions or any PRC Laws affecting creditors’ rights.

(4) Our opinions are subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interests, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with the formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or the calculation of damages; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

(5) This opinion is issued based on our understanding of PRC Laws. For matters not explicitly provided under PRC Laws, the interpretation, implementation and application of the specific requirements under PRC Laws, as well as their application to and effect on the legality, binding effect and enforceability of certain contracts, are subject to the final discretion of competent PRC legislative, administrative and judicial authorities. Under PRC Laws, foreign investment is restricted in certain industries. The interpretation and implementation of these laws and regulations are subject to the discretion of the competent Governmental Agency.

5F, Building 36, Xutian Tec-Park, Binhu District, Wuxi, Jiangsu, P.R.China.
Tel: (0510) 8355 3777 Fax: (0510) 8355 3777

(6) The term “enforceable” or “enforceability” as used in this opinion means that the obligations assumed by the relevant obligors under the relevant Documents are of a type which the courts of the PRC may enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their respective terms and/or additional terms that may be imposed by the courts. As used in this opinion, the expression “to the best of our knowledge after due inquiry” or similar language with reference to matters of fact refers to the current, actual knowledge of the attorneys of this firm who have worked on matters for the Company in connection with the Offering and the transactions contemplated thereby. We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the Company, the PRC Subsidiaries and Governmental Agencies.

(7) We have not undertaken any independent investigation, search or other verification action to determine the existence or absence of any fact or to prepare this opinion, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the PRC Subsidiaries or the rendering of this opinion.

(8) This opinion is intended to be used in the context which is specifically referred to herein; each paragraph shall be construed as a whole and no part shall be extracted and referred to independently.

This opinion is strictly limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinions expressed herein are rendered only as of the date hereof, and we assume no responsibility to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein.

This opinion is given for the benefit of the addressee hereof in connection with this Offering. We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Yours faithfully,

/s/ Jiangsu Junjin Law Firm
Jiangsu Junjin Law Firm

5F, Building 36, Xutian Tec-Park, Binhu District, Wuxi, Jiangsu, P.R.China.
Tel: (0510) 8355 3777 Fax: (0510) 8355 3777

Appendix A

List of the PRC Subsidiaries

No.	PRC Subsidiaries	Shareholders (% of Equity Interests)
1	Ningbo eZsolar Co., Ltd.	GreenHash Limited (100%)
2	Guangzhou Skycorp Consulting Co., Ltd.	GreenHash Limited (100%)
3	Ningbo Skycorp Solar Co., Ltd.	Ningbo eZsolar Co., Ltd. (49%) and Guangzhou Skycorp Consulting Co., Ltd. (51%)
4	Ningbo Dcloud Information Technology Co., Ltd.	Ningbo Skycorp Solar Co., Ltd. (100%)
5	Zhejiang Skycorp New Energy Co., Ltd.	Ningbo Skycorp Solar Co., Ltd. (100%)
6	Zhejiang Pntech Technology Co., Ltd.	Ningbo Skycorp Solar Co., Ltd. (65%), Xufeng Lu (30%) and Fangyuan Qiu (5%)
7	Ningbo Pntech Technology Co., Ltd.	Ningbo Skycorp Solar Co., Ltd. (75%), Xufeng Lu (12.5%) and Qingqing Shen (12.5%)
8	Pntech Technology (Shaoxing) Co., Ltd.	Zhejiang Skycorp New Energy Co., Ltd. (49%) and Zhejiang Pntech Technology Co., Ltd. (51%)
9	Huangshan Qiyu New Energy Co., Ltd.	Zhejiang Pntech Technology Co., Ltd. (100%)
10	Ningbo Yiqiying New Energy Co., Ltd.	Zhejiang Pntech Technology Co., Ltd. (50%) and Ningbo Runxin Power Technology Co., Ltd. (50%)
11	Hubei Nanzhuo New Energy Co., Ltd.	Zhejiang Pntech Technology Co., Ltd. (50%) and Ningbo Runxin Power Technology Co., Ltd. (50%)
12	Suqian Shuyong New Energy Co., Ltd.	Zhejiang Pntech Technology Co., Ltd. (50%) and Ningbo Runxin Power Technology Co., Ltd. (50%)
13	Taizhou Shuyong New Energy Co., Ltd.	Zhejiang Pntech Technology Co., Ltd. (50%) and Zhoukai Chen (50%)